Exhibit 99.1
NEWS RELEASE
For More Information Contact:
Rodney L. Underdown (913-344-9395)	Peggy Landon (913-344-9315)
Chief Financial Officer	Director of Investor Relations and
Corporate Communications

Compass Minerals Reports First-Quarter 2013 Results
Salt Sales Surge with Late Winter Snow

OVERLAND PARK, Kan. (April 29, 2013) – Compass Minerals (NYSE: CMP) reports the following results of its first-quarter operations:

•	Net income increased 16 percent to $46.4 million, or $1.38 per diluted share, from $39.9 million, or $1.19 per diluted share, in the first quarter of 2012.

•
The prior-year results include the estimated effects of a tornado that struck the company’s Goderich, Ontario, operations in August 2011. Excluding those effects, the company estimated first quarter 2012 net earnings were $49.5 million, or $1.48 per diluted share.

•
Sales were $383.7 million compared to $315.3 million in the 2012 period. A return to more typical winter weather in many of the company’s key service areas pushed salt segment sales 29 percent higher year over year, while specialty fertilizer sales declined 8 percent.

•
First-quarter operating earnings were $67.5 million, which were unfavorably impacted by the lingering effects of high-cost inventories produced in 2012. Operating earnings in the 2012 period were $61.4 million, or $75.6 million when estimated tornado effects are excluded.

•	The company generated $128.8 million in cash flow from operations, 33 percent above the $96.9 million reported in the first quarter of 2012.

•	Compass Minerals raised its quarterly dividend by 10 percent to $0.545 per share.

“Typical winter weather finally arrived in many of our key markets this quarter and has helped our salt segment turn the corner on a difficult period of weather-driven challenges. Strong demand for our specialty potash products continues, although supply constraints have limited our sales in that segment,” said Fran Malecha, Compass Minerals president and CEO. “Our performance this quarter has once again demonstrated Compass Minerals’ ability to generate robust cash flow and solid earnings, and our 10th consecutive annual dividend increase reaffirmed our commitment to returning value directly to our shareholders.”

Compass Minerals

Compass Minerals Financial Results (dollars in millions, except for earnings per share)
	Three months ended March 31,
	2013	2012
Sales	$383.7	$315.3
Sales less shipping and handling costs (product sales)	268.4	221.8
Operating earnings	67.5	61.4
Operating margin	17.6%	19.5%
Net earnings	46.4	39.9
Net earnings, excluding special items*	46.4	49.5
Diluted per-share earnings	1.38	1.19
Diluted per-share earnings, excluding special items*	1.38	1.48
EBITDA*	85.2	75.5
Adjusted EBITDA*	84.8	77.1
*These are non-GAAP financial measures. Reconciliations to GAAP measures of performance are provided in tables following this release.

SALT SEGMENT

Salt segment sales totaled $327.5 million in the 2013 first quarter compared to $254.3 million in the first quarter of 2012. Highway deicing sales volumes climbed 40 percent to 4.4 million tons due to higher weather-driven demand than in the extremely mild first quarter of 2012. Similarly, greater sales of consumer and commercial deicing products drove a 6 percent year-over-year increase in consumer and industrial sales volumes. The average selling price for highway deicing products declined 2 percent from the prior year, reflecting prior bid-season pricing results, while consumer and industrial pricing remained stable.

Salt segment operating earnings increased to $65.4 million from $52.4 million in the first quarter of 2012. Excluding tornado-related losses, the company estimates that salt segment operating earnings in the first quarter of 2012 were $66.6 million. Compass Minerals significantly curtailed highway and packaged deicing production following the extremely mild 2011-2012 winter, which increased the per-unit costs of salt produced in 2012 including deicing products that were sold in the first quarter of 2013. While this muted the salt segment operating margin, robust demand in the March 2013 quarter helped the company sell most of its carryover 2012 inventory.

Compass Minerals

Salt Segment Performance (dollars in millions, except for prices per short ton)
	Three months ended March 31,
	2013	2012
Sales	$327.5	$254.3
Sales excluding shipping and handling (product sales)	$218.4	$168.3
Operating earnings	$65.4	$52.4
Operating margin	20.0%	20.6%
Sales volumes (in thousands of tons):
Highway deicing	4,358	3,104
Consumer and industrial	535	506
Total salt	4,893	3,610
Average sales price (per ton):
Highway deicing	$57.31	$58.32
Consumer and industrial	$145.37	$144.82
Total salt	$66.93	$70.44

Winter Weather Effect

Strong winter weather in many of the company’s key deicing service areas lifted first-quarter sales by an estimated $20 million to $25 million and operating earnings by $4 million to $8 million above a typical-weather result. The extremely mild weather of the first quarter of 2012 had a significant, negative impact on salt segment sales and operating earnings.

Winter weather was much milder than average in the fourth quarter of 2012 causing the full winter season to be characterized as mild.

Estimated Effect of Winter Weather on Salt Segment Performance (dollars in millions)
	Three months ended		Winter season ended
	March 31,		March 31,**
	2013	2012	2012-2013	2011-2012
Favorable (unfavorable) to average weather:*
Sales	$20 to $25	($80) to ($90)	($40) to ($50)	($135) to ($150)
Operating earnings	$4 to $8	($25) to ($30)	($10) to ($15)	($45) to ($50)
* “Average weather” is determined in large part by each winter’s awarded highway deicing bid volumes, which change from season to season. **“Winter season” is the six months ended March 31.

SPECIALTY FERTILIZER SEGMENT

First-quarter specialty fertilizer sales were $54.0 million compared to $58.5 million in the first quarter of 2012. Sales volumes declined 8 percent from the prior year primarily due to sulfate of potash supply constraints. Average selling price remained healthy at $615 per ton, consistent with prior-year results.

Specialty fertilizer operating earnings were pressured in the current quarter by higher per-unit costs in comparison to the prior-year quarter as the company sold the last of the sulfate of potash

Compass Minerals

produced in 2012. Last year’s per-unit production costs were inflated by the effects of the poor solar-pond mineral harvest of 2011.

Specialty Fertilizer Segment Performance (dollars in millions, except for prices per short ton)
	Three months ended March 31,
	2013	2012
Sales	$54.0	$58.5
Sales excluding shipping and handling (product sales)	$47.8	$51.0
Operating earnings	$15.4	$20.7
Operating margin	28.5%	35.4%
Sales volumes (in thousands of tons)	88	96
Average sales price (per ton)	$615	$613

OTHER FINANCIAL HIGHLIGHTS

Interest expense in the quarter declined to $4.4 million from $5.0 million in the prior year. Changes in foreign exchange rates resulted in a net benefit of $0.4 million to other income compared to an expense of $1.6 million in the prior-year quarter.

Higher earnings and greater seasonal reductions in deicing salt inventories drove cash flow from operations 33 percent higher to $128.8 million from $96.9 million in the first quarter of 2012.

OUTLOOK

The arrival of late winter snow has depleted salt inventories more quickly than anticipated. As a result, the company expects to achieve more-normal salt production rates which are expected to reduce the per-unit costs of salt produced in 2013 compared to higher cost 2012 production.

The market for Compass Minerals’ specialty potash products continues to be strong, although production capacity constraints are expected to limit sales volumes in 2013. The company will continue to focus on those markets that provide the greatest value and expects average selling prices to remain attractive throughout 2013. The company also expects specialty fertilizer per-unit production costs to improve on a year-over-year basis.

“Now that most, if not all, of the short-term weather-related challenges are behind us, our goal is to maximize our operating margin by carefully managing our salt production rates, continuing to improve our sulfate of potash production process and optimizing our sales strategies,” said Mr. Malecha. “We expect to end 2013 with strong cash flow from operations which will continue to provide Compass Minerals with the financial strength and flexibility to pursue future value-creating initiatives.”

Compass Minerals

An updated summary of the company’s performance and outlook is included in a presentation available on the company’s website at www.CompassMinerals.com/presentation.

Conference Call

Compass Minerals will discuss its results on a conference call today, Monday, April 29, at 10:00 a.m. EDT. To access the conference call, visit the company's website at www.CompassMinerals.com or dial (877) 614-0009. Callers must provide the conference ID number 4311600. Outside of the U.S. and Canada, callers may dial (913) 643-4075. Replays of the call will be available on the company's website for two weeks. The replay can also be accessed by phone for seven days at (888) 203-1112, conference ID 4311600. Outside of the U.S. and Canada, callers may dial (719) 457-0820.

About Compass Minerals

Based in the Kansas City metropolitan area, Compass Minerals is a leading producer of minerals, including salt, sulfate of potash specialty fertilizer and magnesium chloride. The company provides highway deicing salt to customers in North America and the United Kingdom and specialty fertilizer to growers worldwide. Compass Minerals also produces consumer deicing and water conditioning products, ingredients used in consumer and commercial foods, and other mineral-based products for consumer, agricultural and industrial applications. Compass Minerals also provides records management services to businesses throughout the U.K.

Non-GAAP Measures

Management uses a variety of measures to evaluate the company’s performance. While the consolidated financial statements provide an understanding of the company’s overall results of operations, financial condition and cash flows, management analyzes components of the consolidated financial statements to identify certain trends and evaluate specific performance areas. In addition to using U.S. generally accepted accounting principles (“GAAP”) financial measures, management uses EBITDA and EBITDA adjusted for items which management believes are not indicative of the company’s ongoing operating performance (“adjusted EBITDA”), both non-GAAP financial measures, to evaluate the operating performance of the company’s core business operations because its resource allocation, financing methods and cost of capital, and income tax positions, which are managed at a corporate level, apart from the activities of the operating segments, and the operating facilities are located in different taxing jurisdictions, which can cause considerable variation in net earnings. The company also uses EBITDA and adjusted EBITDA to assess its operating performance and return on capital, and to evaluate potential acquisitions or other capital projects. EBITDA and adjusted EBITDA are not

Compass Minerals

calculated under GAAP and should not be considered in isolation or as a substitute for net earnings, cash flows or other financial data prepared in accordance with GAAP or as a measure of overall profitability or liquidity. EBITDA and adjusted EBITDA exclude interest expense, income taxes and depreciation and amortization, each of which is an essential element of the company’s cost structure and cannot be eliminated. Consequently, any measure that excludes these elements has material limitations. While EBITDA and adjusted EBITDA are frequently used as measures of operating performance, these terms are not necessarily comparable to similarly titled measures of other companies due to the potential inconsistencies in the method of calculation. The calculations of EBITDA and adjusted EBITDA as used by management are set forth in the following table.

Excluding special items from net earnings is meaningful to investors because it provides insight with respect to the ongoing operating results of the company. Special items reflect the estimated effects of the tornado that struck the company’s salt mine and evaporation plant in Goderich, Ontario, in August 2011. Those effects include lost sales volumes, higher net per-unit production costs and higher net costs to serve customers, including purchased products and logistical inefficiencies, in 2012. Management’s calculations of these measures are set forth in the following tables.

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the company's current expectations and involve risks and uncertainties that could cause the company's actual results to differ materially. The differences could be caused by a number of factors including those factors identified in the "“Risk Factors”sections of our annual and quarterly reports on forms 10-K and 10-Q. The company undertakes no obligation to update any forward-looking statements made in this press release to reflect future events or developments.

Compass Minerals

Reconciliation for EBITDA and Adjusted EBITDA
(in millions)
	Three months ended
	March 31,
	2013	2012
Net earnings	$46.4	$39.9
Interest expense	4.4	5.0
Income tax expense	17.1	14.9
Depreciation, depletion and amortization	17.3	15.7
EBITDA	$85.2	$75.5
Adjustments to EBITDA:
Other (income)/expense, net (1)	(0.4)	1.6
Adjusted EBITDA	$84.8	$77.1

(1) Primarily includes interest income and foreign exchange gains and losses.

Reconciliation for Net Earnings, Excluding Special Items (unaudited) (in millions)
	Three months ended March 31,
	2013	2012
Net earnings	$46.4	$39.9
Estimated losses incurred from tornado, net of taxes and recoveries(1)	-	9.6
Net earnings, excluding special items	$46.4	$49.5

(1)
In August 2011, the company’s rock salt mine and evaporated-salt plant in Goderich, Ontario, sustained damage from a tornado. The amount reported is management’s estimate of the impact on the period’s net earnings from losses caused by the tornado that have not yet been recovered through insurance. The estimate of $14.2 million of pre-tax losses ($9.6 million after applicable tax rates) primarily includes lost sales volumes, higher per-unit production costs and higher costs to serve customers – including purchased products and logistical inefficiencies – realized in the period. These losses may be recovered in future periods through the company’s business interruption insurance, but actual recoveries could be different than the estimate noted above. Under U.S. generally accepted accounting principles (U.S. GAAP), business interruption insurance recoveries that relate to lost sales and other types of losses not covered by property and casualty insurance are not recognized until the insurance claim has been settled, at which time they would be recognized as reductions in costs. This estimate does not include property and casualty losses – consisting of direct cleanup costs and impairments of property, plant and equipment – that were offset by insurance recoveries recognized in the period pursuant to U.S. GAAP. The company estimates that tornado-related losses were immaterial in the first quarter of 2013.

Compass Minerals

Reconciliation for Pro Forma Salt Segment Operating Earnings (unaudited) (in millions)
	Three months ended March 31,
	2013	2012
Salt segment operating earnings	$65.4	$52.4
Estimated losses incurred from tornado, net of insurance recoveries(1)	-	14.2
Pro-forma operating earnings	$65.4	$66.6

(1)
In August 2011, the company’s rock salt mine and evaporated-salt plant in Goderich, Ontario, sustained damage from a tornado. The amount reported is management’s estimate of the impact on the period’s net earnings from losses caused by the tornado that have not yet been recovered through insurance. The estimate of $14.2 million of pre-tax losses ($9.6 million after applicable tax rates) primarily includes lost sales volumes, higher per-unit production costs and higher costs to serve customers – including purchased products and logistical inefficiencies – realized in the period. These losses may be recovered in future periods through the company’s business interruption insurance, but actual recoveries could be different than the estimate noted above. Under U.S. generally accepted accounting principles (U.S. GAAP), business interruption insurance recoveries that relate to lost sales and other types of losses not covered by property and casualty insurance are not recognized until the insurance claim has been settled, at which time they would be recognized as reductions in costs. This estimate does not include property and casualty losses – consisting of direct cleanup costs and impairments of property, plant and equipment – that were offset by insurance recoveries recognized in the period pursuant to U.S. GAAP. The company estimates that tornado-related losses were immaterial in the first quarter of 2013.

Compass Minerals

COMPASS MINERALS INTERNATIONAL, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)
(in millions, except share and per-share data)

	Three Months Ended
	March 31,
	2013	2012

Sales	$383.7	$315.3
Shipping and handling cost	115.3	93.5
Product cost	177.1	139.0
Gross profit	91.3	82.8
Selling, general and administrative expenses	23.8	21.4
Operating earnings	67.5	61.4
Other (income)/expense:
Interest expense	4.4	5.0
Other, net	(0.4)	1.6
Earnings before income taxes	63.5	54.8
Income tax expense	17.1	14.9
Net earnings	$46.4	$39.9

Basic net earnings per common share	$1.38	$1.19
Diluted net earnings per common share	$1.38	$1.19
Cash dividends per share	$0.545	$0.495

Weighted-average common shares outstanding (in thousands):(1)
Basic	33,282	33,035
Diluted	33,309	33,058

(1)
Excludes participating securities such as options, PSUs and RSUs that receive non-forfeitable dividends. Net earnings were allocated to participating securities of 322,000 and 430,000 for the three months ended March 31, 2013 and 2012, respectively.

Compass Minerals

COMPASS MINERALS INTERNATIONAL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited)
(in millions)

	March 31,	December 31,
	2013	2012
ASSETS
Cash and cash equivalents	$175.5	$100.1
Receivables, net	149.3	143.7
Inventories	135.0	229.7
Other current assets	24.3	33.4
Property, plant and equipment, net	656.0	645.2
Intangible and other noncurrent assets	149.8	148.5
Total assets	$1,289.9	$1,300.6

LIABILITIES AND STOCKHOLDERS' EQUITY
Current portion of long-term debt	$3.9	$3.9
Other current liabilities	167.7	195.4
Long-term debt, net of current portion	477.4	478.4
Deferred income taxes and other noncurrent liabilities	119.8	119.4
Total stockholders' equity	521.1	503.5
Total liabilities and stockholders' equity	$1,289.9	$1,300.6

Compass Minerals

COMPASS MINERALS INTERNATIONAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited)
(in millions)

	Three Months Ended
	March 31,
	2013	2012
Net cash provided by operating activities	$128.8	$96.9

Cash flows from investing activities:
Capital expenditures	(36.5)	(30.0)
Insurance advances for investment purposes, Goderich tornado	4.3	–
Other, net	0.8	(0.3)

Net cash used in investing activities	(31.4)	(30.3)

Cash flows from financing activities:
Principal payments on long-term debt	(1.0)	(1.0)
Dividends paid	(18.3)	(16.6)
Proceeds received from stock option exercises	0.3	0.1
Excess tax benefits from equity compensation awards	0.1	0.3

Net cash used in financing activities	(18.9)	(17.2)
Effect of exchange rate changes on cash and cash equivalents	(3.1)	3.9
Net change in cash and cash equivalents	75.4	53.3
Cash and cash equivalents, beginning of the year	100.1	130.3

Cash and cash equivalents, end of period	$175.5	$183.6

Compass Minerals

COMPASS MINERALS INTERNATIONAL, INC.
SEGMENT INFORMATION (unaudited)
(in millions)

Three months ended March 31, 2013	Salt	Specialty Fertilizer	Corporate and Other (a)	Total
Sales to external customers	$327.5	$54.0	$2.2	$383.7
Intersegment sales	0.2	0.2	(0.4)	−
Shipping and handling cost	109.1	6.2	−	115.3
Operating earnings (loss)	65.4	15.4	(13.3)	67.5
Depreciation, depletion and amortization	10.4	5.9	1.0	17.3
Total assets	823.9	394.7	71.3	1,289.9

Three months ended March 31, 2012	Salt	Specialty Fertilizer	Corporate and Other (a)	Total
Sales to external customers	$254.3	$58.5	$2.5	$315.3
Intersegment sales	0.2	0.4	(0.6)	−
Shipping and handling cost	86.0	7.5	−	93.5
Operating earnings (loss)	52.4	20.7	(11.7)	61.4
Depreciation, depletion and amortization	9.6	5.2	0.9	15.7
Total assets	754.6	399.6	76.1	1,230.3

a)
“Corporate and Other” includes corporate entities, the records management business, other incidental business operations and eliminations. Corporate assets include deferred tax assets, deferred financing fees, investments related to the non-qualified retirement plan and other assets not allocated to the operating segments.